EXHIBIT 10.15
                             LOCKUP AGREEMENT

     THIS AGREEMENT (the "Agreement"), entered into this 21st day of December 2001, is by and between PayStar Corporation, a Nevada corporation (the "Company"), and XSource Corporation, a Delaware corporation (the "Shareholder").

                                 RECITALS:

     WHEREAS, the Shareholder is a holder of common stock of the Company received pursuant to an Acquisition Agreement of even date herewith by, between, and among the parties hereto and others (the "Acquisition Agreement");

     WHEREAS, the Company is proposing to file a registration statement which would include, among others, the shares of common stock of the Company owned by the Shareholder and others;

     WHEREAS, to assist the Company in maintaining an orderly market for its shares, the Shareholder is willing to lock-up a percentage of its shares, subject to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms and conditions of this Agreement, the parties hereto agree as follows:

     1. Lockup of Shares. This Agreement shall pertain only to the shares of common stock issued by the Parent Company to the Shareholder pursuant to the terms of the Acquisition Agreement (hereinafter referred to as the "Shares"). For a period of two years from the effective date of the proposed registration statement to be filed by the Company with the Securities and Exchange Commission (the "SEC") to offer and sell shares of the Company's common stock, including the Shares, the Shareholder agrees that it will not publicly sell more than 1,319,445 of the Shares during any ninety (90) day period following the original effective date of such registration statement.

     2. Term. The term of this Agreement shall commence on the date first written above and shall terminate on the date two years from the original effective date of such registration statement or on December 15, 2002, if no such registration statement shall have been declared effective by the SEC on or before such date.

     3. Assignment, Etc. of Shares. During the term of this Agreement the Shareholder shall not sell, assign, pledge, hypothicate, or transfer any of the Shares unless the party purchasing, receiving, or obtaining an interest in such Shares agrees in writing to be bound by the terms of this Agreement. The number of Shares publicly sold by the Shareholder, together with any of the Shares publicly sold by a person receiving any of the Shares pursuant to this paragraph shall not in the aggregate exceed the number of Shares permitted to be sold under Paragraph 1 above.

     4. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

     5. Governing Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of California and in no other place.

     6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

     7. Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

     8. Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

     9. Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

     10. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     11. Headings. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     12. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

THE COMPANY:                       PayStar Corporation

                                   By /s/ William D. Yotty
                                      William D. Yotty, Chairman

THE SHAREHOLDER:                   XSource Corporation

                                   By /s/ Bruce Grant
                                      Bruce Grant, CEO




                                   3